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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


Viasoft International, Inc.

Viasoft (U.K.) Limited

Viasoft Pty. Ltd.

Viasoft France S.A.S.

Viasoft Canada Company

Viasoft Benelux S.A.

Viasoft International GmbH

Viasoft (FSC), LTD.

Viasoft de Mexico S.A. de C.V.

Viasoft Software Development Geshcaftsfuhrungs GmbH

Viasoft Software Development GmbH & Co. KG

R&O Inc.

R&O (UK) Limited